Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Kodiak Gas Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Other	12,426,242(1)		$254,304,484(2)	0.00014760	$37,535.35

Fees Previously Paid	—	—	—	—		—	—	—

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$254,304,484		$37,535.35

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$37,535.35

(1)

Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of Kodiak Gas Services, Inc. (“Kodiak Common Stock”) that may be issued or issuable to holders of common units of CSI Compressco LP (“Partnership Common Units”), upon the completion of the mergers described in this registration statement on Form S-4. The number of shares of Kodiak Common Stock being registered is based on the product of (x) 0.086, the exchange ratio for the mergers and (y) the sum of (a) 141,995,028, the estimated number of Partnership Common Units that may be issued and outstanding as of immediately prior to the mergers, (b) 1,763,587, the estimated number of Partnership Common Units underlying outstanding time-based phantom units of the Partnership that may be issued and outstanding as of immediately prior to the mergers, (c) 57,982, the estimated number of Partnership Common Units underlying outstanding accumulated but not yet settled distribution equivalent rights of the Partnership that may be issued and outstanding as of immediately prior to the mergers and (d) 674,587, the estimated maximum number of notional general partner units of the Partnership that may be issued and outstanding as of immediately prior to the mergers (the foregoing sum, collectively, the “Total Partnership Equity”).

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rules 457(f) and 457(c) thereunder. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon the market value of Partnership Common Units (the securities to be exchanged and cancelled in the mergers) as the product of (A) $1.76, the average of the high and low prices per share of Partnership Common Units as reported on the NASDAQ Stock Market LLC on January 5, 2024, which is within five business days prior to the filing of this registration statement on Form S-4 by (B) 144,491,184, the Total Partnership Equity to be cancelled and exchanged for shares of Kodiak Common Stock or time based restricted stock units of Kodiak, as applicable, upon the consummation of the mergers.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering.